Exhibit 6.1

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

PRIVATE SALE AGREEMENT

February 4, 2023

Masterworks Gallery LLC, acting as agent for Masterworks Cayman SPC, on behalf of its 036 Segregated Portfolio 225 Liberty Street Floor 29 New York, NY 10281-2699 U.S.A.	PROPERTY: JEAN-MICHEL BASQUIAT xUxnxtxixtxlxexdx x(xBxrxaxcxcxox xdxix xFxexrxrxox)x acrylic and oilstick on canvas with wood supports 72 by 72 in. 182.9 by 182.9 cm. Executed in 1981.

This confirms our agreement to offer for private sale your property shown above, subject to the Terms and Conditions set forth on the following pages. This first page sets out some key information relating to this consignment. See the Terms and Conditions for additional information and the meaning of capitalized terms. The Terms and Conditions are an integral part of this agreement.

CONSIGNMENT:	You retain us as your exclusive agent to offer and to sell the Property privately.

TERM:	The Term of this agreement will be a period of sixty (60) calendar days from the date you sign this agreement, unless extended by mutual written agreement of the parties.

PRICE:	We will offer the Property at a Purchase Price that, after deduction of our commission and reimbursable sale costs, if any, will equal or exceed the Net Price of [***]. Our commission cap is stated in Section 3 of this agreement, and for the avoidance of doubt, our commission will not exceed [***] of the Purchase Price. Upon your request after the sale of the Property, we will disclose to you the Purchase Price in writing.

SETTLEMENT:	We will pay you the Net Sale Proceeds pursuant to your Payment Instructions within five business days after we have received the Purchase Price in full and cleared funds, except in the case of cancellation or rescission of the sale. If any payment date falls on a Saturday, Sunday or federal holiday, you will be paid on the next business day.

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DISPLAY:	During the Term, the Property may be on public display at our gallery and showroom location in [***]. You acknowledge that the Property will be unframed in connection with the preparation of a professional condition report. In the event the Property is unframed in for any other any reason, [***] will inform you in writing in advance in each instance. We will provide you with digital copies of all editorial content, marketing and promotion descriptions pertaining to the Property, which may appear in any marketing or sales material, for your review and approval, which approval shall not be unreasonably withheld or delayed. You will have two (2) business days to review such content, and we will make best efforts to incorporate your comments and suggestions. If comments are not received within two (2) business days of your receipt, the content shall be deemed approved. In the event that the parties cannot agree on marketing, you accept that your Property may not be included in any marketing campaigns to promote the potential sale.

Please confirm your agreement by signing, dating and returning to us a copy of this agreement.

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Signed	Date

Name	Title

ACCEPTED AND AGREED:

MASTERWORKS GALLERY LLC, ACTING AS AGENT FOR MASTERWORKS CAYMAN SPC, ON BEHALF OF ITS 036 SEGREGATED PORTFOLIO

Signed	Date

Name	Title

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TERMS AND CONDITIONS

1. Defined Terms. In this agreement, “we”, “us” or “our” refers to [***] and any affiliated company offering property for sale under this agreement, and “Masterworks”, “you” and “your” refer to the consignor(s) whose name(s) appears at the top of the first page of this agreement. To make this agreement easier to read, we have given the following capitalized words a specific meaning:

Buyer: the buyer of record for an item of Property.

Net Price: the minimum amount you will receive for the sale of the Property, provided we receive the Purchase Price.

Net Sale Proceeds: the Purchase Price we receive from the Buyer, less our commission and reimbursable sale costs, if any. The Net Sale Proceeds for an item of Property, provided they are received in full from the Buyer, will not be less than the Net Price for such item.

Payment Instructions: your signed payment instructions in the form attached as Exhibit A, or if we do not receive them from you, the payment instructions we receive in a mutually agreed upon manner or in a customary form of communication between you and us. We will have no liability for any loss, claim, or damage you sustain due to our reliance upon such payment instructions regardless of whether they resulted from any unauthorized or fraudulent activity by a third party.

Property: the item(s) of property consigned by you under this agreement and listed on the first page.

Property Value: for each item of Property, an amount equal to the Net Price.

Purchase Price: the price for the Property that is paid by the Buyer, and which will be an amount that, after deduction of our commission and reimbursable sale costs, if any, will be no less than the Net Price set forth on the first page of this agreement.

[***]: [***], its subsidiaries and other companies within its corporate group.

Term: the period for which you retain us as your exclusive agent to offer and privately sell the Property.

2. Consignment

a. During the Term, you will not offer or attempt to offer the Property for sale other than pursuant to the terms of this agreement. We may at any time, either before or after the sale, at our sole cost, consult an expert or experts and research the provenance of the Property.

b. If you are consigning the Property with one or more co-consignors, each consignor jointly and severally assumes the consignor’s obligations and liabilities under this agreement. If you are an agent acting on behalf of a principal who is not signing this agreement, you and the principal jointly and severally assume the consignor’s obligations and liabilities under this agreement.

c. We may offer the Property to any type of buyer, including without limitation individuals, institutions, galleries, and art dealers, without regard to a potential buyer’s future use or disposition of the Property.

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d. [***] may agree with the Buyer that the Buyer’s payment of the Purchase Price is subject to the Buyer’s written confirmation to [***] that the Buyer has completed its inspection of the Property to their satisfaction by a deadline to be agreed between [***] and the Buyer (the “Confirmation”). For the avoidance of doubt, where the Buyer fails to make the Confirmation, the purchase agreement with the Buyer will become null and void and [***] shall have the right to offer and sell the Property to other potential buyers on the terms of this agreement until the end of the Term.

e. We agree that we will not release the Property to the Buyer unless and until we have received payment in full for the Property. Title to the Property and right to possession will transfer to Buyer upon our receipt of the Purchase Price in full.

3. Sales Commission. We will retain solely for our account, as our commission for each item of Property sold, any portion of the Purchase Price in excess of the Net Price, provided that our commission for any item of Property will not exceed [***] of the Purchase Price. To the extent that the Purchase Price of the Property collected and received by us, less our commission, is an amount greater than the Net Price, you will be entitled to an amount equal to the Net Price of the Property, plus such excess. We may remunerate any of our employees out of the commission we earn on the sale of Property. Upon your request after the sale of the Property, we will disclose to you the Purchase Price.

4. Sale Costs. We will bear all sale costs, including for packing, shipping and customs duties for shipping the Property to our premises, and the costs for authentication or other services, such as framing, restoration or gemological tests, if applicable.

5. Collection and Inspection of the Property. Upon execution of this agreement, you will ship the Property to us or make it available for us to collect. If we have not inspected the Property in-person prior to execution of this agreement, we may modify or cancel this agreement upon our in-person inspection of the Property if it is not satisfactory to us. In the event that we cancel this agreement under this section, we will provide you the basis for such decision in writing, and pack, ship, and return the Property to you at our cost.

6. Representations and Warranties. You represent and warrant to us and each Buyer (as an intended beneficiary) that:

a. you have (or your principal has) complete and lawful right, title and interest in the Property;

b. there are no claims or potential claims (including but not limited to claims by governments) to title or possession of the Property or other claims, legal proceedings, liens (except for federal or state estate tax liens, if any, with respect to which the underlying obligations shall be satisfied by you as they come due), security interests, encumbrances or other restrictions on the Property, and you have no knowledge of any facts or circumstances that may give rise to any claims;

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c. good title to and right to possession of the Property will pass to the Buyer free of all liens, security interests, claims, restrictions and encumbrances;

d. you have provided us with all material information you have concerning the Property, including but not limited to information concerning the Property’s condition (including any damage or restoration), provenance, authenticity or attribution, and any information that may affect the salability or value of the Property; and you have no reason to believe that the Property is inauthentic or misattributed;

e. there are no import or export violations, or duties or taxes that are owed, relating to the Property;

f. no applicable law, regulation or code in any jurisdiction has been or will be violated in the performance of your obligations under this agreement;

g. you have no knowledge or reason to suspect that (i) the Property is connected with the proceeds of criminal activity, or (ii) you are under investigation, charged with, or convicted of any substantive or predicate money laundering crime, terrorist activity, or act in violation of any anti-bribery or anti-corruption law, including the UK Bribery Act 2010 and the US Foreign Corrupt Practices Act;

h. you (or your principal) are not (i) a person or entity subject to trade sanctions, embargoes or restrictions in any jurisdiction (“Sanctioned Person”), or (ii) owned or controlled by a Sanctioned Person; and the Net Sale Proceeds will not be transferred to or used for the benefit of a Sanctioned Person; and

i. you have full legal authority without any further action or other party’s consent to enter into and perform this agreement and to make these representations and warranties; if you are an entity, the individual signing on your behalf is authorized to do so and the entity is duly organized, validly existing and in good standing in the jurisdiction where it is organized; if you are an agent, all commissions payable to you for this consignment have been authorized by your principal.

We agree that you make no other warranties in connection with the Property other than those stated herein, and except as otherwise set forth herein we shall not represent to the Buyer or any prospective buyer that you have made any other representations or warranties, other than (1) as set forth in your representations and warranties, or (2) as you may authorize in advance in writing.

7. Indemnity. You shall indemnify and hold us and each Buyer (as an intended beneficiary) harmless against any and all claims, causes of action, losses and liabilities, including reasonable attorneys’ fees, relating to an inaccuracy or alleged inaccuracy or breach or alleged breach of any of your representations and warranties or obligations under Section 6 of this agreement.

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8. [***] Representations and Warranties. We represent and warrant to you that:

a. [***] will conduct appropriate customer due diligence on the Buyer in accordance with all anti-money laundering and sanctions laws applicable to [***]; and

b. [***] due diligence on the Buyer will include a check of U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury administered by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other economic or financial sanctions or any equivalent measure as deemed appropriate by [***].

9. [***] Indemnity. We shall indemnify and hold you harmless against any and all claims, causes of action, losses and liabilities, including reasonable attorneys’ fees, relating to a breach of any [***] representations and warranties under Section 8 of this agreement.

10. Loss or Damage

a. We will bear liability for loss of or damage to the Property from when we receive the Property and while it is in our custody or control, except as set out below.

b. We will not be liable for any loss or damage (i) that occurs when the Property is not in our custody or control or during any process undertaken by third parties engaged with your prior written consent, including for restoration, conservation, framing or cleaning; (ii) to frames or glass coverings; or (iii) caused by changes in humidity or temperature, inherent conditions or defects, normal wear and tear, war, acts of terrorism, nuclear fission, radioactive contamination, or chemical, bio-chemical or electromagnetic weapons.

c. In the event of loss of or damage to the Property for which we bear liability (a “Covered Loss”) that results in a depreciation in value, in our opinion, of less than 50%, we will (i) pay you the differential between the pre-loss/damage Property Value and the value, in our opinion, of the Property after the loss or damage and restoration, if applicable (the “Depreciation Amount”), and (ii) offer the Property for sale or, at your request, return it to you.

d. In the event of a Covered Loss that results in a depreciation in value, in our opinion, of 50% or more, we will pay you the Property Value, less the sale costs payable by you under this agreement, if any, and all title and interest to the Property will pass to us.

e. If you disagree with our opinion as to the determination of whether a Covered Loss results in a depreciation in value of less than 50% or 50% or more, or our opinion of the Depreciation Amount, we will solicit an appraisal from an independent expert recognized in the relevant field whose selection you approve in writing. You and we agree that such appraisal will be the final determination.

f. In the event of a Covered Loss, your sole remedy against us will be the payment of the Property Value or the Depreciation Amount and our obligation to compensate you shall not exceed the Property Value. Upon your receipt of the Property Value or the Depreciation Amount, you irrevocably release and discharge us, on your own behalf and on behalf of your insurer(s), from all liability for loss of or damage to the Property.

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11. Unsold Property. If the Property remains unsold at the expiration of the Term, we will notify you and, unless we and you agree on another course of action, we will return it to you at our expense, including the cost of in-transit insurance. We will not release to you any unsold Property until all amounts owed to us or any [***] company have been paid in full.

12. Buyer Failure to Pay. We may impose on the Buyer a late charge if payment is not received when due. The amount of any late fee will be split evenly with you. If a Buyer does not pay in full, we have no obligation to enforce payment by the Buyer. In such case, if you and we do not agree on another course of action, we may cancel the sale and return the Property to you; provided, however, that we agree to not waive any rights you may have against a defaulting purchaser. If we pay you any amount and have not collected from the Buyer payment of such amount, simultaneously with any such payment, you hereby assign to us all rights you may have against such Buyer to the extent of such payment.

13. Guarantee to the Buyer

a. We and you will guarantee to the Buyer for a period of five (5) years from the date the Property is sold that the authorship, period, culture or origin of each item of the Property is as set out in the bold or capitalized type heading in the description of such item on the first page of this agreement. This guarantee is not assignable, and it is applicable only to the Buyer and not to any subsequent owner or owners who acquire an interest in the Property.

b. The Property will be offered “AS IS,” and neither you nor we will make any representation or warranty with respect to merchantability, fitness for a particular purpose, the physical condition, size, quality, rarity, importance, provenance, restoration, exhibitions, literature or historical relevance of the Property, and no statement anywhere, whether oral or written, will be deemed such a representation or warranty. We make no guarantee, representation or warranty to you with respect to the Property.

14. Rescission. We may rescind the sale of the Property if we reasonably determine (a) the Buyer is entitled to rescind the sale under the terms of the guarantee to the Buyer, (b) any of your representations and warranties are inaccurate or breached in a manner that cannot be reasonably cured or has not been cured within ten (10) business days after we have advised you of such inaccuracy or breach in writing, (c) the sale may damage our reputation or brand, or (d) the sale is illegal or has subjected or may subject us to liability. In any such case, we will credit the Buyer with the Purchase Price, if paid, you will return to us any amount we paid you (or a third party as directed by you) for such Property, and you will reimburse us for costs incurred in connection with the rescinded sale, including the reasonable attorney’s fees we incur in collecting from you any such amounts due from you. Upon such reimbursement, we will release the Property to you in the same condition upon which it was sold to the Buyer (normal wear and tear of a work of art of the Property’s type excepted), unless it is subject to a title claim.

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15. Use of Proceeds and Property. If you owe any amount under this agreement, we may use the Net Sale Proceeds against any such amounts you owe us and pay any amount remaining to you.

16. Taxes

a. Your sale of the Property is not designed to facilitate tax evasion or tax fraud, and you are solely responsible for paying, and you will pay, all taxes and/or duties due on all amounts due to you under this agreement.

b. You authorize us to collect any taxes, duties, VAT or any other applicable tax on your behalf, where required by law.

c. Where we are required by law to withhold tax from any payment due to you, you authorize us to withhold such amounts from the Net Sale Proceeds.

d. If we are required to pay any taxes, duties, VAT or any other applicable tax on your behalf in any country other than the country of the applicable sale site, you authorize us to withhold such amounts from the Net Sale Proceeds. If we have already remitted the Net Sale Proceeds, you shall reimburse us for any such amounts we pay, to the extent permissible by law.

e. You must provide to us the appropriate information (e.g., information requested on a Form W-9 or equivalent if you are a “U.S. Person”, as defined below, or, where applicable, a Form W-8BEN/BEN-E or equivalent if you are a “non-U.S. Person,” as defined below) required to legally obtain a reduction to or elimination of tax we may otherwise be required to withhold. A “U.S. Person” is a United States citizen or resident, or an entity, including an estate or trust, formed under the laws of the United States. A “non-U.S. Person” is anyone who is not a U.S. Person. If you have previously provided the required information to a [***] and it remains valid as of the date of this agreement with respect to payments hereunder, you authorize such company to release the information to us. If, prior to us remitting a payment to you or on your behalf pursuant to this agreement, any such form or information that you previously provided expires or becomes obsolete or inaccurate in any respect, you will promptly notify us and provide us with updated and valid information.

f. Failure to provide the appropriate information or to update obsolete information will result in us having to delay payment due to you pursuant to this agreement until such information is provided. If this information is not provided within 30 business days of the date payment is due to you under this agreement, or if we are otherwise required to do so by law, we will withhold U.S. tax from the amounts due to you for immediate remittance to the U.S. Internal Revenue Service (the “IRS”).

g. If you (i) are a U.S. Person or fail to provide the required information as set out in subparagraph (e) above, and (ii) have sold property for US$600 (or the equivalent in local currency of the selling location) or more in a calendar year, we must report such amount to the IRS (and possibly to U.S. state(s)). If we have made such reporting, we will give you a copy of what we filed.

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h. You acknowledge that no one within [***] has provided tax advice to you or for your benefit in connection with this agreement.

17. Force Majeure. [***] is not liable for any delay in meeting nor failure to meet its obligations under this agreement and may terminate this agreement as a result of circumstances beyond its reasonable control or which make such performance impracticable, including without limitation any fire, flood, natural disaster, or other act of God; any riot, strike, or other civil or labor unrest; transportation or other infrastructural incapacitation, or inability to secure sufficient labor, power, essential commodities, or necessary equipment; any act of war, armed conflict, or terrorist attack; any governmental action or regulation enacted or effected following the execution of this agreement and which is prohibitive or restrictive of the sale of the Property, or any other performance contemplated by this agreement; any outbreak of disease, public health emergency, quarantine, epidemic, pandemic, nuclear or chemical contamination, or other condition that threatens the life, health, or safety of [***] personnel, vendors, or clients as determined by [***] in its reasonable discretion.

18. Miscellaneous

a. This agreement will be governed by and construed in accordance with the laws of the State of New York. In the event of a dispute arising from or relating to this agreement, you will submit to the exclusive jurisdiction of the state courts of and the federal courts sitting in the State and County of New York.

b. This agreement is binding upon and effective for the benefit of your estate, heirs, executors, devisees, representatives, administrators, successors and assigns.

c. You may not assign your rights or delegate your obligations under this agreement without our prior written consent, which shall not be unreasonably withheld if such assignment is to a direct parent, subsidiary, or affiliate company.

d. You may not grant a security over the Property or do anything that may result in a lien, claim or encumbrance on the Property through the time of its sale.

e. This agreement, including any schedules, constitutes the entire agreement between us and you with respect to this consignment and supersedes all prior or contemporaneous written, oral or implied understandings, representations or agreements relating to the subject matter of this agreement. No provision of this agreement may be amended or waived unless you and we agree in writing (including by email) to do so.

f. The provisions in this agreement that by their nature are intended to survive termination or the completion of the transactions contemplated will so survive.

g. Neither you nor we will be liable for any special, consequential, incidental or punitive damages.

h. You will not disclose the terms of this agreement to any third party without our prior written consent, except to your attorney, accountants, or otherwise as part of your standard business practices in the securitization of artworks, or because of valid legal process compelling the disclosure, provided you first give us prompt written notice of such service of process and allow us an opportunity to seek a protective order.

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i. If we receive a subpoena relating to the Property or the agreement, you shall pay us the costs we incur, including reasonable attorney’s fees, in responding to the subpoena.

j. You will provide us, upon our request, verification of identity and any additional information required to comply with our Know Your Client (“KYC”) requirements or to evidence your authority to sign this agreement. You agree to notify us if you are acting as agent, and further agree to disclose to us the identity of your principal and provide verification of identity for your principal and any additional information required to comply with our KYC requirements with respect to your principal. You acknowledge and agree that (i) we may cancel this agreement or withhold the Net Sale Proceeds if you fail to or until you satisfy our KYC requirements and (ii) our obligations under this agreement are subject to the completion of our condition check of the Property and due diligence to our satisfaction, as determined by us in our sole discretion.

k. [***] will hold and process your personal information and may share it with another [***] company for use as described in, and in line with, [***] Privacy Policy published on [***] website at [***] or available on request by email to [***].

l. You are aware of the relative advantages of consigning property for sale by auction versus private sale and have taken those considerations into account before signing this agreement.

m. You have had the opportunity to consult an attorney of your choosing before signing this agreement, and we have not provided legal advice to you or for your benefit in connection with this agreement.

n. This agreement may be executed in counterparts, each of which will be deemed an original and together constitute one instrument. Signatures sent by facsimile or email transmission or other electronic signatures are valid and binding and will be deemed an original.

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EXHIBIT A

PAYMENT INSTRUCTIONS

Personal Details:

Consignor Name

Address

Client Account Number	Consignment Number

If you require payment by wire transfer in respect to future settlements for the above account, please complete your bank details below and re- turn to us within 14 days of receipt. There is a fixed charge of $20.00 for payments made by wire transfer. If we do not receive your bank details, payments will be remitted by check.

Please Remit Payments in Dollars To:

Payee/Account Name

Bank

Address

Account Number	Sort or Swift Code or ABA Number

IBAN # (if applicable)	Intermediary Bank Name

Intermediary Bank Address

ABA No. or Swift Code Number

Client Signature	Dated

Please note that if you complete and sign these instructions, payments to you will be wired to the above referenced bank. If we do not receive these signed completed instructions, payments will be remitted by check to the above referenced address. The Payee/Account Name must match the Consignor Name.

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